UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: August 19, 2010

(Date of earliest event reported)

KODIAK OIL & GAS CORP.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32920

Yukon Territory	N/A
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1625 Broadway, Suite 250

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 592-8075

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 19, 2010, Kodiak Oil & Gas Corp. (the “Company”) received a warning letter (the “Warning Letter”) from the staff of the NYSE Amex Corporate Compliance Department (the “Staff”) that the Company is not in compliance with (i) Section 803A(1) of the NYSE Amex LLC Company Guide (the “Company Guide”) in that the Company’s board of directors (the “Board”) does not have a majority of independent directors and (ii) Section 803B(2)(a) of the Company Guide in that the Company’s audit committee is not comprised of at least three independent directors.

The noncompliance is a result of Don A. McDonald’s resignation from the Company’s Board and committees thereof.  The Company filed a current report on Form 8-K and issued a press release on August 5, 2010 announcing Mr. McDonald’s resignation.  As a result of Mr. McDonald’s resignation, who served as the Company’s audit committee financial expert, the Company is also not in compliance with Section 803B(2)(a) of the Company Guide, which requires at least one member of the audit committee to be financially sophisticated.

The Company will have until the earlier of the next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to regain compliance with Sections 803A(1) and 803B(2)(a) of the Company Guide. The Company expects to appoint a new independent director to the Board and the audit committee within the cure period, thereby regaining compliance with the NYSE Amex LLC requirements. The Staff determined not to apply at this time the continued listing evaluation and follow-up procedures specified in Section 1009 of the Company Guide.

On August 20, 2010, the Company issued a press release disclosing the receipt of the Warning Letter and the Company’s noncompliance described above, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

99.1	Press release of Kodiak Oil & Gas Corp. dated August 20, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KODIAK OIL & GAS CORP.
By:	/s/ James P. Henderson
James P. Henderson Secretary, Treasurer and Chief Financial Officer

Date: August 19, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Kodiak Oil & Gas Corp. dated August 20, 2010.